AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            MINNESOTA AMERICAN, INC.



                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be CorVu Corporation.


                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is located at 3400 West 66th Street, Edina, Minnesota 55435.


                            ARTICLE 3 - CAPITAL STOCK

         3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 100,000,000 shares, and which shall consist of 75,000,000 shares of Common Stock, par value $0.01, 1,000,000 shares of Series A Convertible Preferred Stock, par value $10.00, and 24,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional shares of Common or Series A Convertible Preferred Stock), and to fix the relative rights and preferences of each such class or series.

         3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

         3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

         3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

         3.5) Rights, Preferences and Terms of Series A Preferred Stock. The shares of Series A Convertible Preferred Stock (the "Series A Stock") shall earn dividends and be convertible into Common Stock of the corporation on the terms, and subject to the conditions, set forth in this Section 3.5.

         (a) Voting Privileges. Except as otherwise required by the Minnesota Business Corporation Act, each share of the Series A Stock shall have the right to the same number of votes as the number of shares of Common Stock into which each share of Series A Stock is convertible with respect to any matter submitted to a vote of the shareholders of the corporation.

         (b) Dividends. The holders of the shares of Series A Stock shall be entitled to receive, when and as declared by the Board of Directors, yearly dividends from the surplus or net profits of the corporation at a rate of 6.5% per annum and no more, payable semi-annually on July 1 and January 1 with proper adjustment for any dividend period which is less than a full six month period. Such dividends shall be payable before any dividends shall be paid upon, or set apart for, the Common Stock and shall be cumulative, so that if in any semi-annual dividend period, dividends at the rate of 6.5% per annum shall not have been paid upon or set apart for the Series A Stock, the deficiency (but without interest) shall be fully paid or set apart for payment, before any dividends shall be paid upon, or set apart for the Common Stock.

         (c) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the corporation at any time, the holders of shares of Series A Stock shall be entitled to receive out of the assets of the corporation an amount equal to $10.00 per share. In the event of either an involuntary or a voluntary liquidation or dissolution of the corporation, payment shall be made to the holders of Series A Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of Common Stock or any class of capital stock of the corporation ranking junior to the Series A Stock with respect to payment upon dissolution or liquidation of the corporation. If, upon any liquidation or dissolution of the corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Stock the full amounts to which they shall be entitled, the holder of such shares shall be paid pro rata in any such distribution.

         (d) Redemption. The corporation may, to the extent that funds are legally available therefor, redeem the Series A Stock on the following dates at the following prices:

                  Redemption Date                         Redemption Price

         May 20, 1994  -  May 19, 1995                            $10.50
         May 20, 1995  -  May 19, 1996                            $10.80
         May 20, 1996  -  May 19, 1997                            $11.10
         May 20, 1997  -  May 19, 1998                            $11.40
             on or after May 20, 1998                             $11.70

         In addition, the value of earned and unpaid dividends will be added to the redemption price.

         In the event of a redemption of less than all of the outstanding shares of Series A Stock, redemptions as among the holders of such shares of Series A Stock shall be on a pro rata basis.

         The corporation shall give notice by mail of redemptions to the holders of record of the shares of Series A Stock at least 20 days prior to the date of redemption. The notice shall (i) specify the date of redemption and the number of shares to be redeemed from each shareholder and (ii) be addressed to each shareholder at the Shareholder's post office address as shown on the records of the corporation. On or after the date fixed for redemption, each holder of shares of Series A Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the certificates are redeemed, the corporation shall issue a new certificate for the unredeemed shares.

         If the corporation deposits, on or prior to any dated fixed for redemption of shares of Series A Stock, with any bank or trust company having capital and surplus of at least $10,000,000, as a trust fund, a sufficient sum to redeem on the date fixed for redemption thereof the shares then called for redemption, with instructions and authority to such bank or trust company to pay the redemption price on or after the date of such deposit, then notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the date of such deposit, the sum so deposited, without interest, and the right to convert such shares as provided in paragraph (e) below shall in all events expire on the business day next preceding the date fixed by the Board of Directors as the date of redemption. Any funds so deposited and unclaimed at the end of one year from such redemption date shall be released or repaid to the corporation, after which the holders of the shares so called for redemption shall be entitled to receive payment of the redemption price only from the corporation.

         All Series A Stock redeemed hereunder shall immediately upon the redemption thereof be canceled and restored to the status of authorized but unissued Series A Stock.

         (e) Conversion Right. At the option of the holders thereof, the shares of Series A Stock shall be convertible, at the office of the corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares of Common Stock. Each share of Series A Stock shall be convertible into Common Stock at the rate of eight shares of Common Stock for each share of Series A Stock (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. In case of the call for redemption of any shares of Series A Stock at any time prior to the date of issuance of shares of Common Stock by the corporation upon conversion of shares of Series A Stock in accordance with the provisions of this Section 3.5, such right of conversion shall cease and terminate as to the shares designated for redemption as of the date which is one business day prior to the date set for redemption as set forth in the notice of redemption given in accordance with the provisions hereof, unless default shall be made in the payment of the redemption price. The following provisions shall govern such right of conversion:

         (1) In order to convert shares of Series A Stock into shares of Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the corporation or in blank, and give 10 days' prior written notice to the corporation at such office that such holder elects to convert such shares. Shares of Series A Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

         (2) In case the corporation shall at any time subdivide the outstanding shares of its Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the corporation shall at any time combine the outstanding shares of its Common Stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

         (3) If any capital reorganization or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series A Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series A Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon conversion of Series A Stock. The corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the holders appearing on the books of the corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

         (f) Definition of Common Stock. As used herein the term "Common Stock" shall mean and include the corporation's presently authorized Common Stock, par value $.01 per share, and shall also include any capital stock of any class of the corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares receivable pursuant to conversion of shares of Series A Stock shall include shares designated as Common Stock of the corporation as of the date of issuance of such shares of Series A Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for above.

         (g) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion. Instead of any fraction of a share which would otherwise be issuable, the corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by $10.00, the product of which shall be divided by the Conversion Ratio.

         (h) Notice of Noncash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions. In case:

         (1) the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

         (2) the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

         (3) of any capital reorganization of the corporation, reclassification of the capital stock of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the corporation with or into another corporation or conveyance of all or substantially all of the assets of the corporation to another corporation (in each case, other than to a subsidiary of the corporation); or

         (4) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation;

then, in any such case, the corporation shall cause to be mailed to the holders of the Series A Stock at the address maintained in the register of holders of Series A Stock by the corporation or its transfer agent, at least ten days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders Series A Stock of record shall be entitled to exchange their shares of for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger conveyance, dissolution, liquidation or winding up.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

         4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

         4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.


          ARTICLE 5 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

         5.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.


               ARTICLE 6 - AMENDMENT OF ARTICLES OF INCORPORATION

         6.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                  ARTICLE 7 - LIMITATION OF DIRECTOR LIABILITY

         7.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.